MANAGEMENT INFORMATION CIRCULAR

This management information circular (the "Circular") is furnished in connection with the solicitation of proxies by the management of CFM Corporation (the "Corporation") for use at the annual and general meeting of the shareholders (or any postponements or adjournments thereof) of the Corporation (the "Meeting") to be held on Wednesday, February 25, 2004 at 4:15 p.m. (Toronto time) at the place and for the purposes set forth in the foregoing notice of meeting (the "Notice").

Solicitation of Proxies

The enclosed proxy is being solicited by or on behalf of the management of the Corporation and the cost of such solicitation will be borne by the Corporation. The solicitation will be primarily by mail, but regular employees of the Corporation may also solicit proxies by telephone, facsimile, e-mail or in person.

To be effective, proxies must be received by Computershare Trust Company of Canada at

100University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 or the Secretary of the Corporation at 460Admiral Boulevard, Mississauga, Ontario, L5T 3A3 before 5:00 p.m. (Toronto time) on Monday, February 23, 2004 or be deposited with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof.

Unless otherwise indicated, the information in this Circular is given as at December 31, 2003. Unless otherwise indicated, all dollar references in this Circular are to Canadian dollars.

Appointment of Proxyholder

A shareholder has the right to appoint as his or her proxyholder a person or company (who need not be a shareholder), other than the persons designated in the form of proxy accompanying this Circular (who are officers of the Corporation), to attend and to act on the shareholder's behalf at the Meeting. A shareholder may do so by inserting the name of such person in the blank space provided in the proxy and striking out the other names or by completing another proper form of proxy and delivering such proxy within the time limits specified above.

Revocation of Proxy

A shareholder executing the enclosed form of proxy has the right to revoke it under section 110(4) of the Business Corporations Act (Ontario), as amended (the "Act"). A shareholder may revoke a proxy by depositing an instrument in writing, including another proxy bearing a later date, executed by the shareholder or by an attorney authorized in writing, at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any postponement or adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any postponement or adjournment thereof, prior to being voted at the Meeting or any postponement or adjournment thereof, or in any other manner permitted by law. A shareholder attending the Meeting has the right to vote in person and, if he or she does so, his or her proxy is nullified with respect to the matters he or she votes upon and any subsequent matters thereafter to be voted on at the Meeting.

Exercise of Vote by Proxy

The common shares of the Corporation (the "Common Shares") represented by properly executed proxies will be voted, or withheld from voting, in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, shares represented by properly executed proxies will be voted accordingly. If no choice is specified with respect to any such matter, the persons designated in the accompanying form of proxy will vote in favour of the matter to be voted on.

If any amendments or variations to matters identified in the Notice are proposed at the Meeting or if any other matters properly come before the Meeting, the enclosed form of proxy confers authority to vote on such amendments or variations according to the discretion of the person voting the proxy at the Meeting. At the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

Registered Shareholders

If you are a registered shareholder, there are two methods by which you can vote your shares at the Meeting, namely in person at the Meeting or by proxy. If you wish to vote in person at the Meeting, do not complete or return the form of proxy included with this Circular. Your vote will be taken and counted at the Meeting. If you do not wish to attend the Meeting or do not wish to vote in person, properly complete and deliver a form of proxy and the Common Shares represented by your proxy will be voted or withheld from voting, in accordance with your instructions as indicated in your form of proxy, on any ballot that may be called at the Meeting.

As a registered shareholder, you may vote by proxy by one of the following four methods: (i) mail; (ii) facsimile; (iii) the Internet and (iv) telephone. Instructions for voting using each of these methods are detailed in the enclosed form of proxy and should be followed carefully.

A proxy must be in writing and must be executed by you as registered shareholder or by your attorney authorized in writing or, if the registered shareholder is a corporation or other legal entity, by an authorized officer or attorney.

If you complete and return a blank proxy, your shares will be voted: (i) in favour of the persons the Corporation has nominated for director; and (ii) in favour of the appointment of Ernst & Young LLP as the Corporation's independent auditors.

The person to whom you give your proxy will decide how to vote on amendments or variations to the matters of business described above and on any additional or different matters that may properly come up for a vote at the Meeting. Management of the Corporation is not aware of any such amendment, variation or additional or different matters.

For the purpose of voting by proxy, proxies marked as "WITHHOLD" will be treated as present for the purpose of determining a quorum but will not be counted as having been voted in respect of any matter to which the instruction to "WITHHOLD" is indicated.

Computershare Trust Company of Canada, the Corporation's transfer agent and registrar, will deal with proxies received by it in a way that preserves the confidentiality of your individual votes. However, the Corporation will have access to proxies as necessary to meet applicable legal requirements, including in the event of a proxy contest, or in the event a shareholder has made a written comment or submitted a question on the proxy.

Non-Registered Shareholders

Your shares may not be registered in your name but in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates). If your shares are registered in the name of an intermediary, you are a non-registered shareholder.

The Corporation has distributed copies of this Circular to intermediaries for distribution to nonregistered shareholders. Unless you have waived your rights to receive these materials, intermediaries are required to deliver them to you as a non-registered shareholder of the Corporation and to seek your instructions as to how to vote your shares. Often, intermediaries will use a service company to forward these meeting materials to non-registered shareholders.

2	CFM Corporation

Non-registered shareholders who receive meeting materials will typically be given the ability to provide voting instructions in one of two ways.

Usually a non-registered shareholder will be given a voting instruction form which must be completed and signed by the non-registered shareholder in accordance with the instructions provided by the intermediary. In this case, you cannot use the mechanisms described above for registered shareholders and must follow the instructions provided by the intermediary (which in some cases may allow the completion of the voting instruction form by telephone or the Internet).

Occasionally, however, a non-registered shareholder may be given a proxy that has already been signed by the intermediary. This form of proxy is restricted to the number of shares owned by the non-registered shareholder. In this case, you can complete the proxy and vote by mail or facsimile only, as described above.

The purpose of these procedures is to allow non-registered shareholders to direct the voting of the shares that they own but that are not registered in their name. Should a non-registered shareholder who receives either a form of proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), the non-registered shareholder should strike out the persons named in the form of proxy as the proxy holder and insert the non-registered shareholder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions provided by the intermediary.

In either case, non-registered shareholders should carefully follow the instructions provided by the intermediary.

Proxies returned by intermediaries as "non-votes" because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares, or under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those shares on one or more of the matters that come before the Meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Shares represented by such broker "non-votes" will, however, be counted in determining whether there is a quorum.

Voting Shares and Principal Holders Thereof

The Common Shares are the only class of shares entitled to vote at the Meeting. As at December 31, 2003, 40,420,062 Common Shares were issued and outstanding, each carrying the right to one vote per share at the Meeting. The presence, in person or by proxy, of holders of 20% of the total number of Common Shares is necessary for a quorum at the Meeting.

The Board of Directors of the Corporation (the "Board of Directors" or the "Board") has fixed the close of business on January 14, 2004 as the record date for the purpose of determining shareholders entitled to receive notice of the Meeting, but the failure of any shareholder to receive notice of the Meeting does not deprive the shareholder of the right to vote at the Meeting. If a person has acquired Common Shares after the record date, that person is entitled to vote those shares at the Meeting upon producing properly endorsed share certificates, or otherwise establishing share ownership, and requesting the inclusion of his or her name in the list of shareholders not later than ten days before the date of the Meeting.

To the knowledge of the directors and officers of the Corporation, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares except as follows:
3	CFM Corporation

	Number of Common Shares
	beneficially owned, directly or indirectly,
	or over which control or direction is	Approximate percentage of
Name of holder	exercised as of December 31, 2003	outstanding Common Shares

Colin Adamson(1)	5,850,000	14.47%

(1) 3,682,559 common shares are registered to Cricket International Limited; however, Mr. Adamson exercises control over the voting of such shares. The remaining 2,167,441 common shares are held or controlled by Adamson House Inc., a private holding company controlled by Mr. Adamson. Mr. Adamson also holds options to purchase an aggregate of 1,164,666 Common Shares (see "Statement of Executive Compensation - Option Exercises During the Most Recently Completed Fiscal Year and September 27,2003 Option Values" in this Circular).

As at December 31, 2003, the Canadian Depository for Securities Limited ("CDS") is the registered owner of 27,609,504 Common Shares which represent approximately 68.31% of the outstanding Common Shares and CEDE & CO is the registered owner of 4,848,154 Common Shares which represent approximately 11.99% of the outstanding Common Shares. The directors and officers of the Corporation understand that CDS and CEDE & CO hold these Common Shares as nominees but are not aware whether any person on whose behalf such shares are held beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares.

Annual Report and Financial Statements

The audited consolidated financial statements of the Corporation for the fiscal year ended September 27, 2003 and the report of the auditors thereon will be placed before the Meeting. These audited consolidated financial statements form part of the Annual Report of the Corporation which accompanies the Notice and this Circular. Receipt at the Meeting of the audited consolidated financial statements of the Corporation for the fiscal year ended September 27, 2003 will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

The articles of the Corporation (the "Articles") provide for a minimum of one and a maximum of twelve directors. The Board of Directors currently consists of ten directors to be elected annually. Each director will hold office until the next annual meeting or until his/her successor is duly elected unless his/her office is earlier vacated in accordance with the by-laws of the Corporation.

Mr. Heinz Rieger, a current director of the Corporation, has notified the Corporation that he is retiring from the Board of Directors and therefore will not be standing for re-election to the Corporation's Board of Directors. The Corporation is currently conducting a search for a suitable candidate to replace Mr. Rieger on the Corporation's Board of Directors; however, such search has not been completed as of the date of this Circular. Accordingly, the Board of Directors of the Corporation intends to pass a resolution on the date of the Meeting to reduce the number of directors of the Corporation to nine. Following the Meeting, and once a suitable replacement for Mr. Rieger has been found, the Board of Directors intends to increase the number of directors of the Corporation to ten and appoint such replacement to fill the vacancy on the Corporation's Board of Directors resulting from such increase.
4	CFM Corporation

The Board of Directors' mandate is to oversee the conduct of the business and to supervise management of the Corporation. In discharging its duty of stewardship of the Corporation, the Board has expressly assumed responsibility for the following issues: (i) developing, reviewing and, where prudent, modifying the corporate strategy of the Corporation; (ii) identifying, and developing a strategy to manage, the principal risks facing the Corporation; (iii) recruiting, training, monitoring, and succession planning for senior management; (iv) ensuring timely and effective communication between the Corporation and its shareholders and other stakeholders; (v) ensuring the integrity of the internal control systems and assessment processes for the Corporation, its directors, management and employees; and (vi) developing the Corporation's approach to corporate governance issues and establishing and implementing the Corporation's governance system.

The Board of Directors currently has three committees: the Audit Committee, the Business

Development Committee (the "BD Committee") and the Compensation and Corporate Governance Committee (the "CCG Committee"). The members of each committee are indicated below. The Charter of the Audit Committee is attached as Schedule 1 to this Circular. The Charter of the CCG Committee is attached as Schedule 2 to this Circular. The Board has also appointed an independent Lead Director, Mr. Carlo De Pellegrin, and a description of the responsibilities of the Lead Director are attached as Schedule 3 to this Circular.

It is proposed to nominate the nine persons listed below for election as directors of the Corporation. All such proposed nominees are now directors of the Corporation and have been since the dates indicated. Unless authority to do so is withheld, proxies given pursuant to this solicitation by the management of the Corporation will be voted for the election of the proposed nominees listed below. If any of the proposed nominees should for any reason be unable to serve as a director of the Corporation, the persons named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.

A statement of the current principal occupation and a biography for each person nominated for election as a director of the Corporation is set forth below. There are no contracts, arrangements or understandings between any director, any executive officer or any other person pursuant to which any of the nominees has been nominated.
5	CFM Corporation

Common Shares
Beneficially Owned,
Directly or Indirectly, or
	Principal Occupation	Year first	over which control or
	Biography and	became a	direction is exercised
Name and Office	Directorships	Director	at December 31, 2003(1)

Colin M. Adamson	Chairman and	1992	5,850,000 (6)
Director, Chairman and	Chief Executive Officer and
Chief Executive Officer	Co-Founder of the Corporation.

Mr. Adamson co-founded the
Corporation in 1987 and since then
has held various positions in the
Corporation, including Vice President,
Secretary and Treasurer from 1987 to
1994, President from 1994 to 1996,
Chief Executive Officer since 1994 and
Chairman since 1996. In recognition
of his achievements, Mr. Adamson
received the Ontario Entrepreneur of
the Year Award in the Manufacturing -
Consumer Products sector in 1999.

Mr. Adamson is a director of the
following other companies/organiza-
tions: Adamson House Inc.; AHLN Inc.;
Adamson Family Trust; and Brekylin
Trust (private holding companies).

David Colcleugh(4)	Director of the Corporation.	2002	2,300
Director
Chairman of DuPont Canada Inc.
from October 1997 to August 2003.
President and Chief Executive Officer
of DuPont Canada Inc. from October
1997 to January 1, 2003. DuPont
Canada is a diversified science
company, whose products include
nylon industrial yarn, synthetic fibers,
polymer resins, packaging films,
automotive finishes, crop protection
products, and industrial chemicals.

Mr. Colcleugh graduated from the
University of Toronto where he
obtained a B.A.Sc. in 1959, M.A.Sc.
in 1960 and a Ph.D in 1962. He
furthered his education from 1962
to 1963 at the University of Cambridge
doing post-doctorate research.
Mr. Colcleugh joined DuPont Canada
in 1963 as a Research Engineer at
Kingston, Ontario, and has held
various positions with Dupont including
Corporate Plans in EI DuPont,
Wilmington, Delaware, and President,
Asia Pacific Region in Tokyo, Japan.
In September 1997, Mr. Colcleugh
returned to Canada where he was
appointed Chairman, President and
CEO of DuPont Canada Inc.

Mr. Colcleugh is a director of the following
other companies/organizations: Hudson's
Bay Co. and Zenon Environmental Inc.
6	CFM Corporation

			Common Shares
			Beneficially Owned,
			Directly or Indirectly, or
	Principal Occupation	Year first	over which control or
	Biography and	became a	direction is exercised
Name and Office	Directorships	Director	at December 31, 2003(1)

William A. Corbett (2)(3)	Director of the Corporation.	1994	10,000
Director
	Past Chairman of The New Providence
	Development Company Limited
	(a real estate developer).

	Mr. Corbett received a Bachelor of
	Commerce degree from the University
	of Toronto in 1953 and an honours law
	degree from Osgoode Hall law school
	in 1957. He practiced law with Fraser
	& Beatty from the time of his graduation
	to his retirement in 1995. He was
	appointed Chairman of the Executive
	Committee of the firm in 1984, Vice-
	Chairman in 1986 and Chairman in
	1989. Mr. Corbett's practice was
	primarily in the corporate and securities
	law fields. He became Chairman of
	The New Providence Development
	Company Limited in 1992 until 2002.

	Mr. Corbett is a director of Windfields
	Farm Limited.

William S. Cullens (2)(3)	Director of the Corporation.	1994	14,000
Director
	Past Chairman and Chief Executive
	Officer of Canron Inc. (a manufacturer
	of structural steel, plastic pipe and
	fittings, industrial forgings and
	machined products).

	Mr. Cullens graduated from the
	University of Glasgow in 1951 with a
	B.Sc. in Civil Engineering. He held
	various engineering positions during
	1951 to 1960 and in 1960 joined
	Canron Inc. From 1960 to 1980
	Mr. Cullens held various positions
	with Canron. In 1980 Mr. Cullens
	was appointed as President and
	Chief Executive Officer of Canron
	Inc. and in 1990 was appointed
	Chairman of Canron Inc. and held
	such position until 1997.

	Mr. Cullens is a director of Ivaco Inc.
7	CFM Corporation

Common Shares
Beneficially Owned,
Directly or Indirectly, or
	Principal Occupation Year first		over which control or
	Biography and became a		direction is exercised
Name and Office	Directorships	Director	at December 31, 2003(1)

Carlo De Pellegrin (2)(3)(4)(5)	Partner of Williams & Partners,	1994	58,000
Director	Chartered Accountants LLP.

Mr. De Pellegrin graduated from the
University of Toronto with a Bachelor
of Arts degree in 1969. He has been
a Partner with public accounting
firm Williams & Partners Chartered
Accountants LLP of Markham, Ontario,
since 1997. Mr. De Pellegrin received
his CA designation in 1972 while
training with PricewaterhouseCoopers
where he worked with large public
companies as well as private,
entrepreneurial organizations engaged
in several sectors. From 1972 until
1977, Mr. De Pellegrin worked in
private industry where he gained
extensive experience within the
construction, real estate development
and manufacturing sectors.

Mr. De Pellegrin is a director of the
following other companies/organizations:
Delcar Management Inc. (a private
holding company); Intratech Holdings
Inc. (a private company involved in a
research and development project); and
Legatus International, Toronto Chapter
(a Catholic non-profit organization).
Mr. De Pellegrin is also a member of
the Institute of Corporate Directors.
8	CFM Corporation

			Common Shares
			Beneficially Owned,
			Directly or Indirectly, or
	Principal Occupation	Year first	over which control or
	Biography and	became a	direction is exercised
Name and Office	Directorships	Director	at December 31, 2003(1)

Paul Houston(2)(3)	President and	2002	2,700
Director	Chief Executive Officer of
	Alderwoods Group Inc. (a funeral
	services provider) since 1999.
	President and Chief Executive
	Officer of Scott's Restaurants from
	1996 to 1999.

	Mr. Houston has held various senior
	management and Board positions within
	large organizations whose business
	interests were held in North America,
	Japan and the UK. The most recent of
	those accomplishments being President
	and Chief Executive Officer of Black
	Photo Corporation from 1992 to 1995,
	President and Chief Operating Officer
	of Scott's Food Services from 1995 to
	1996, President and Chief Executive
	Officer of Scott's Restaurants from 1996
	to 1999. In 1999, Mr. Houston served on
	the board of directors of Loewen Group
	during its restructuring, and was then
	appointed as President and Chief
	Executive Officer of the Loewen Group
	through to its emergence as Alderwoods
	Group Inc. in 2002, remaining both on the
	board of directors and in the position of
	President and Chief Executive Officer of
	the Alderwoods Group Inc.

	Mr. Houston is a director of
	Alderwoods Group Inc.

Patrick Keane	Director of the Corporation.	2002	2,474,545(7)
Director
	Former Executive Vice President,
	Operations of the Corporation.
	Mr. Keane founded Keanall Holdings Inc.,
	a manufacturer and distributor of
	quality aftermarket barbeque parts
	and accessories, in October 1981 and
	served as President from 1981 through
	to December 2001. Mr. Keane sold his
	interest in Keanall Holdings Inc. to the
	Corporation in January 2002 and became
	the Corporation's Executive Vice President,
	Operations until June 2003.

	Mr. Keane is a director of the following
	other companies: 1504795 Ontario Inc.
	and 1504794 Ontario Inc. (private
	holding companies).
9	CFM Corporation

Common Shares
Beneficially Owned,
Directly or Indirectly, or
	Principal Occupation Year first		over which control or
	Biography and became a		direction is exercised
Name and Office	Directorships Director		at December 31, 2003(1)

John Mayberry(4)	Director of the Corporation.	2003	5,000
Director
Mr. Mayberry retired in May 2003 as
Chairman of the Board and CEO of
Dofasco Inc. Mr. Mayberry joined
Dofasco in 1967. Following a
twenty-year career in Sales and
Marketing, he was appointed Vice
President and Works Manager in 1987,
Executive Vice President in 1989, and
President and CEO in 1993. In 2002,
he was appointed Chairman of the
Board and CEO.

Throughout his career, he has
participated in numerous industry-related
associations, including the Canadian
Steel Producers Association, the
American Iron and Steel Institute and
the International Iron and Steel Institute.
Mr. Mayberry was also a member of the
Canadian Council of Chief Executives.

Mr. Mayberry holds directorships with
the Bank of Nova Scotia, Decoma
International, Inco Inc., Tradeport
International and Hatchcos Holdings.

10	CFM Corporation

Common Shares
Beneficially Owned,
Directly or Indirectly, or
	Principal Occupation	Year first	over which control or
	Biography and	became a	direction is exercised
Name and Office	Directorships	Director	at December 31, 2003(1)

Bruce Mitchell(4)	Chairman, Chief Executive Officer	2003	10,000
Director	and Owner of Permian Industries
Limited (a management and holding
company), and sole shareholder of
Ajax Precision Manufacturing Limited
(a manufacturer of metal stamped
components and assemblies for
North American automotive OEM's),
Integrated Solutions Group Inc.
(a U.S. based computer software
company) and Trophy Foods Inc.
(an edible nut and confectionery
processor and distributor), since 1976.

Mr. Mitchell received a Bachelor of
Science in Civil Engineering from
Queen's University in 1968 and a
Masters in Business Administration
from Harvard University in 1970.
From 1972 to 1976 Mr. Mitchell was
a Management Consultant and
Principal of Woods Gordon & Co.
From 1994 to 1997 Mr. Mitchell served
as Chairman of Corvair Oils Ltd. and
from 1991 to 1998 served as Chairman
of Promanad Communications Inc.
Since 1976, Mr. Mitchell has been
Chief Executive Officer and Owner
of Permian Industries Limited.

Mr. Mitchell is a director of the
following other companies/
organizations: Bank of Montreal,
GSW Inc., Permian Industries Ltd.,
Trophy Foods Inc., and Integrated
Solutions Group Ltd.

  The information with respect to the shares beneficially owned, directly or indirectly, by the above nominees has been furnished by the respective nominees individually, such information not being within the knowledge of the Corporation.

  Member of the Audit Committee.

  Member of the Compensation and Corporate Governance Committee.

  Member of the Business Development Committee.

  Lead director.

  3,682,559 Common Shares are registered to Cricket International Limited; however, Mr. Adamson exercises control over the voting of such shares. The remaining 2,167,441 common shares are held or controlled by Adamson House Inc., a private holding company controlled by Mr. Adamson.

  111,124 Common Shares are registered to the Keanall Holdings Employee Share Trust, over which Mr. Keane has control.  458,386 Common Shares are registered to 1504794 Ontario Inc., a personal holding company over which Mr. Keane exercises control.1,905,035 Common Shares are registered to 1504795 Ontario Inc., a personal holding company over which Mr. Keane exercises control.

11	CFM Corporation

Attendance at Board and Committee Meetings

During the fiscal year ended September 27, 2003, the Board of Directors met 9 times, the Audit Committee met 7 times, the BD Committee met 4 times, and the CCG Committee met 6 times. The following table provides information as to the record of attendance of the current directors of the Corporation at these meetings.
		Committees
			Business	Compensation and
	Board	Audit	Development	Corporate Governance

Total number of meetings held during
the fiscal year ended September 27, 2003	9	7	4	6

Colin Adamson	9	n/a	n/a	n/a

David Colcleugh	9	n/a	4	n/a

William Corbett	8	7	n/a	6

William Cullens	8	6	n/a	5

Carlo De Pellegrin	9	7	4	6

Paul Houston(1)	8	n/a	n/a	3

Patrick Keane	8	n/a	n/a	n/a

John Mayberry(2)	2	n/a	1	n/a

Bruce Mitchell(3)	5	n/a	4	n/a

Heinz Rieger(4)	7	n/a	3	n/a

Note: "n/a" indicates that the director is not a member of that particular committee.
  Mr. Houston was appointed to the Compensation and Corporate Governance Committee on February 26,2003 and there have been 4 Compensation and Corporate Governance Committee meetings during the period between such date and September 27,2003.
  Mr. Mayberry was elected a director on April 30,2003 and there have been 3 Board meetings during the period between such date and September 27,2003.Mr.Mayberry was appointed to the Business Development Committee on July 31,2003 and there has been 1 meeting during the period between such date and September 27,2003.
  Mr. Mitchell was elected as a director on January 22,2003 and there have been 5 Board meetings during the period between such date and September 27,2003.
  Mr. Rieger will be retiring as a director of the Corporation, effective as of the date of the Meeting.  Mr. Rieger ceased serving on the BD Committee as of October 7,2003.
12	CFM Corporation

Statement of Executive Compensation

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended September 29, 2001, September 28, 2002 and September 27, 2003, for the Chairman and Chief Executive Officer of the Corporation, for the four other most highly compensated executive officers of the Corporation serving as executive officers of the Corporation at the end of the fiscal year ended September 27, 2003, for an additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an officer of the Corporation at the end of the fiscal year ended September 27, 2003 and for the recently appointed President and Chief Operating Officer of the Corporation (collectively the "Named Executive Officers"). While the President and Chief Operating Officer was not one of the four most highly compensated executive officers of the Corporation, other than the Chief Executive Officer, at the end of the fiscal year ended September27, 2003, compensation information equivalent to that provided for the other Named Executive Officers has been provided for the President and Chief Operating Officer because the Corporation believes this is meaningful information for shareholders.
		Annual		Long-term
		Compensation		Compensation
				Securities Under	All Other
Name and		Salary	Bonus (1)	Options Granted	Compensation (2)
Principal Position	Year	$	$	#	$

Colin M. Adamson	2003	511,250	131,325	200,000	11,133
Chairman and	2002	500,000	225,000	200,000	14,250
Chief Executive Officer	2001	481,250	0	250,000	20,867

James D. Lutes(3)	2003	265,833	0	0	4,447
President and	2002	325,000	134,000	120,000	11,375
Chief Operating Officer	2001	318,750	0	130,000	11,337

Mark Proudfoot(4)	2003	77,372	41,627	200,000	50,000
President and
Chief Operating Officer

Peter Plows(5)	2003	281,187	47,798	55,000	3,763
Senior Vice President,	2002	275,000	93,000	80,000	121,975
Operations	2001	252,083	0	180,000	4,076

David Wood(6)	2003	277,477	54,172	70,000	4,721
Vice President and	2002	58,733	25,350	80,000	0
Chief Financial Officer

Dan Downing(7)	2003	261,632	54,172	55,000	3,657
President, Vermont	2002	275,520	83,000	80,000	7,894
Castings Majestic	2001	268,868	0	70,000	11,483
Products

Steve Haramaras(7)	2003	261,462	47,798	55,000	3,315
President,	2002	275,520	93,000	80,000	9,634
CFM Home Products	2001	277,536	0	100,000	9,518
  The amounts disclosed hereunder were paid in accordance with each individual's employment agreement and pursuant to the terms of the Corporation's management incentive plan (see "Statement of Executive Compensation - Employment Contracts" and "Report on Executive Compensation" in this Circular).

  The amounts disclosed hereunder were earned under the Corporation's broad-based employee profit sharing and savings plan under which all eligible employees are entitled to receive a share of the Corporation's annual pre-tax profit that is proportional to the share that their annual compensation bears to the Corporation's total payroll in the most recently completed financial year. Amounts disclosed hereunder also include the amount of matching contributions paid to Named Executive Officers under the terms of such profit sharing and savings plan.
13	CFM Corporation

In the case of Mr. Plow's for 2002,"All Other Compensation" includes a one time payment of $112,332 made in accordance with the terms of his employment agreement.  Mr. Plows' employment agreement provides that, in the event that during the period beginning on November 21,2000 and ending on the first anniversary of the date of the granting of options to purchase shares of the Corporation in respect of the first year of his employment, being November 21,2001 (the "First Option Vesting Date"), the aggregate of the amounts paid to Mr. Plows and the value of the stock options granted to Mr. Plows which have vested as of the First Option Vesting Date (collectively, the "Aggregate First Year Compensation") does not equal $450,000,then the Corporation is required to pay to Mr. Plows an amount equal to the difference between $450,000 and the Aggregate First Year Compensation. The Corporation determined that the Aggregate First Year Compensation equaled $337,668,consisting of $275,000 base salary and vested stock options valued at $62,668.
Therefore, the payment of $112,332 equals the difference between $450,000 and $337,668.
In the case of Mr. Proudfoot "All Other Compensation" includes a payment of $50,000 made in accordance with the terms of his employment agreement.  Mr. Proudfoot's employment agreement provides that the Corporation pay to Mr. Proudfoot a moving allowance of $75,000 in connection with his relocation to Canada.

  Mr. Lutes resigned as an officer of the Corporation effective July 27,2003 and the compensation disclosed in the table above for Mr. Lutes for 2003 covers the period from September 29,2002 to July 27,2003.Had Mr. Lutes been an executive officer of the Corporation on September 27,2003,the total salary disclosed in the table above would have been $325,000 and the total bonus disclosed in the table above could have been $75,969.Pursuant to a certain agreement between Mr. Adamson and Mr. Lutes, Mr. Lutes has the option, exercisable at any time from November 26,1999 until November 26,2006,of obtaining from Mr. Adamson, common shares of the Corporation or, at Mr. Adamson's election, certain cash benefits determined by reference to the change in the market price of the Common Shares. During the fiscal year ended September 29, 2001,Mr.Lutes received a cash payment of $299,000 from Mr. Adamson pursuant to this agreement, representing a portion of the benefits available. During the fiscal year ended September 27,2003,Mr.Lutes purchased 150,000 common shares of the Corporation from Mr. Adamson pursuant to this agreement, representing a portion of the remaining benefits available. None of the amounts received by Mr. Lutes pursuant to these arrangements are included in the compensation disclosed for Mr. Lutes in the above table.

  Mr. Proudfoot commenced employment on July 28,2003.The compensation amounts disclosed above for fiscal 2003 are for the period from July 28,2003 to September 27,2003 and are in accordance with the terms of his employment agreement (see "Statement of Executive Compensation - Employment Contracts" in this Circular).

  Mr. Plows commenced employment on November 21,2000.The compensation amounts disclosed above for fiscal year 2001 are for the period from November 21,2000 to September 29,2001 and are in accordance with the terms of his employment agreement (See "Statement of Executive Compensation - Employment Contracts" in this Circular).

  Mr. Wood commenced employment on July 15,2002.The compensation amounts disclosed above for fiscal 2002 are for the period from July 15,2002 to September 28,2002 and are in accordance with the terms of his employment agreement (see "Statement of Executive Compensation - Employment Contracts" in this Circular).

  Mr. Downing and Mr. Haramaras receive their compensation in U.S. dollars. The base salaries listed above for both Mr. Downing and Mr. Haramaras are disclosed in Canadian dollars. The decrease in the base salaries for Mr. Downing and Mr. Haramaras for fiscal 2003 is solely as a result of the U.S. exchange rate. In U.S. currency, Mr. Downing's base salary was $178,897 and Mr. Haramaras' base salary was $178,634.Both base salary amounts were converted into U.S. currency using the average monthly exchange rate.

Stock Option Plan

The Corporation has in place a stock option plan (the "Stock Option Plan") in which directors, senior officers and employees of the Corporation and subsidiaries of the Corporation are entitled to participate. Under the Stock Option Plan, options may be granted to directors, designated executives and other employees of the Corporation, and its subsidiaries. Currently, the term of each option is a period of seven years commencing on the date such option is granted. All options granted under the Stock Option Plan prior to January 10, 2000 become unconditionally exercisable on the date which is six years and 360 days following the date on which such options were granted. The vesting of one third of such options will be accelerated to occur after one year if certain stock performance criteria are met. Vesting of the second and final third of such options will be accelerated to occur after two years and three years, respectively, if the same criteria are met after two years and three years, respectively. All options granted after January 10, 2000 become unconditionally exercisable as to one third on each of the first, second and third anniversaries of the date of the grant of such options. All options granted on or after July 24, 2002 become unconditionally exercisable as to one fourth on each of the first, second, third and fourth anniversaries of the date of the grant of such options.

Option Grants During the Most Recently Completed Financial Year

The table below sets out information related to options granted to Named Executive Officers during the fiscal year ended September 27, 2003.
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		% of		Market Value
	Securities	Total Options		of Securities
	Under	Granted to		Underlying
	Options	Employees in	Exercise or	Options on
	Granted	Financial year (1)	Base Price	Date of Grant	Expiration
Name	#	%	($/Share)	($/Share)	Date

Colin M. Adamson	200,000	19	9.99	9.99	August 1, 2010

James D. Lutes	0	0	n/a	n/a	n/a

Mark Proudfoot	200,000	19	9.99	9.99	August 1, 2010

Peter Plows	55,000	5	9.99	9.99	August 1, 2010

David Wood	70,000	7	9.99	9.99	August 1, 2010

Dan Downing	55,000	5	9.99	9.99	August 1, 2010

Steve Haramaras	55,000	5	9.99	9.99	August 1, 2010
  This percentage is calculated by dividing the number of options granted to each Named Executive Officer during the fiscal year ended September 27,2003 by the total number of options granted to all directors, officers and employees.

The securities underlying all of the above options are Common Shares. All of the above options were granted under the Stock Option Plan.

Option Exercises During the Most Recently Completed Financial Year and September 27, 2003 Option Values

The following chart indicates the number of Common Shares received, and the aggregate dollar value realized, upon the exercise of options during the fiscal year ended September 27, 2003 and the amount by which the market value of the Common Shares underlying unexercised options held by Named Executive Officers at September 27, 2003 exceeds the exercise price of those options.
	Securities	Aggregate	Unexercised		Value of Unexercised
	Acquired on	Value	Options		in-the-Money Options
	Exercise	Realized	at September 27, 2003		at September 27, 2003
Name	#	$		#	$
			Exercisable	Unexercisable	Exercisable	Unexercisable
Colin Adamson	0	n/a	560,000	604,666	$3,200,660	$472,252
James Lutes	256,000	$911,168	0	0	$0	$0
Mark Proudfoot	0	n/a	0	200,000	$0	$210,000
Peter Plows	33,333	$230,331	46,667	174,999	$41,067	$243,481
David Wood	0	n/a	20,000	130,000	$0	$73,500
Dan Downing	0	n/a	99,333	175,000	$199,597	$132,563
Steve Haramaras	0	n/a	136,000	180,999	$294,267	$184,682

Employment Contracts

The Corporation has entered into the following employment agreements with each of the Named Executive Officers.

Colin Adamson

Mr. Adamson's employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $511,250 per annum and which is reviewed annually by the Board of Directors. Mr. Adamson's employment agreement also provides for the payment of an annual bonus, which is currently set at 60% of Mr. Adamson's annual base salary and is determined by the CCG Committee and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Adamson, as determined by the CCG Committee in its sole discretion. Mr. Adamson is also entitled to participate in the Corporation's profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Adamson's employment agreement includes provisions requiring 36 months' notice from the Corporation to Mr. Adamson,

15	CFM Corporation

or the payment of an amount equal to 36 months' compensation, which compensation includes annual base salary and bonus and an additional 80% of base salary in lieu of stock options and a lump sum equivalent to the amount of Mr. Adamson's options granted but not exercised at the date of termination (being the difference between the option price and the average price of the shares in the ten business days prior to termination), in connection with any termination of Mr. Adamson's employment without cause. Mr. Adamson's employment agreement also contains standard non-competition and non-solicitation provisions.

Jim Lutes

Mr. Lutes resigned as an officer of the Corporation on July 27, 2003. Mr. Lutes' employment agreement provided for employment for an indefinite term with the payment of a minimum base salary, which at the time of his resignation was $325,000 per annum and which was reviewed annually by the CCG Committee. Mr. Lutes was entitled to participate in the management incentive plan with a target bonus amount that, at the time of his resignation, was set at 55% of Mr. Lutes' annual base salary, which amount was determined by the CCG Committee and which amount was not guaranteed but was dependent on the profit of the Corporation and the success of Mr. Lutes, as determined by the CCG Committee in its sole discretion. Mr. Lutes was also entitled to participate in the Corporation's profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Lutes' employment agreement included provisions requiring the payment of an amount equal to 12 months' compensation, which compensation included annual base salary and projected bonus, in connection with any termination of Mr. Lutes' employment without cause. Mr. Lutes' employment agreement also contained standard non-competition and non-solicitation provisions.

Mark Proudfoot

Mr. Proudfoot's employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $425,000 per annum and which is reviewed annually by the CCG Committee. Mr. Proudfoot is entitled to participate in the Corporation's management incentive plan with a target bonus amount that is currently 55% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the Corporation's management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Proudfoot, as determined by the CCG Committee in its sole discretion. Mr. Proudfoot is entitled to participate in the Corporation's profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Proudfoot's employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation, which number of options will be at the discretion of the CCG Committee. Mr. Proudfoot's employment agreement includes provisions requiring 24 months' prior written notice from the Corporation to Mr. Proudfoot, or the payment of an amount equal to 24 months' compensation, which compensation includes base salary, car allowance, pro-rata bonus and an amount equivalent to the premium costs that would otherwise be reasonably payable by Mr. Proudfoot in order for Mr. Proudfoot to obtain benefits substantially similar to the benefit coverage provided under the Corporation's health and welfare plans for such period of notice, provided that the Corporation may elect to make payment of such amount by maintaining Mr. Proudfoot's coverage under such health and welfare plans during the period within which Mr. Proudfoot is receiving payments in connection with any termination of Mr. Proudfoot's employment. Mr. Proudfoot's employment agreement also contains standard non-competition and non-solicitation provisions.

Peter Plows

Mr. Plow's employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $281,187 per annum and which is reviewed annually by the CCG Committee. Mr. Plows is entitled to participate in the Corporation's management incentive plan with a target bonus amount of 45% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the Corporation's management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Plows as determined by the CCG Committee in its sole discretion. Mr. Plows is also entitled to participate in the Corporation's profit sharing and savings plan, employee share
16	CFM Corporation

purchase plan and stock option plan. Mr. Plows' employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation having a value equal to 45% of his annual base salary using the Black-Scholes valuation method. Mr. Plows' employment agreement includes provisions requiring the payment of an amount equal to 12 months' compensation, which compensation includes salary, car allowance, bonus and an amount equivalent to the premium costs that would otherwise be reasonably payable by Mr. Plows in order for Mr. Plows to obtain benefits substantially similar to the benefit coverage provided under the health and welfare plans currently provided by the Corporation, in connection with any termination of Mr. Plows' employment without cause. Mr. Plows' employment agreement also contains standard non-competition and non-solicitation provisions.

David Wood

Mr. Wood's employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $277,477 per annum and which is reviewed annually by the CCG Committee. Mr. Wood is entitled to participate in the Corporation's management incentive plan with a target bonus amount that is currently 45% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the Corporation's management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Wood, as determined by the CCG Committee in its sole discretion. Mr. Wood is also entitled to participate in the Corporation's profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Wood's employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation, which number of options will be consistent with the number of options granted to other executives within Mr. Wood's peer group. Mr. Wood's employment agreement includes provisions requiring the payment of an amount equal to 12 months' compensation, which compensation includes salary, projected bonus, car allowance and an amount equivalent to the premium costs that would otherwise be reasonably payable by Mr. Wood in order for Mr. Wood to obtain benefits substantially similar to the benefit coverage provided under the health and welfare plans currently provided by the Corporation, in connection with any termination of Mr. Wood's employment without cause. Mr. Wood's employment agreement also contains standard non-competition and non-solicitation provisions.

Dan Downing

Mr. Downing's employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $261,632 per annum and which is reviewed annually by the CCG Committee. Mr. Downing is entitled to participate in the Corporation's management incentive plan with a target bonus amount that is currently 40% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the Corporation's management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Downing as determined by the CCG Committee in its sole discretion. Mr. Downing is also entitled to participate in the Corporation's profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Downing's employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation having a value equal to 30% of his annual base salary using the Black-Scholes valuation method. Mr. Downing's employment agreement includes provisions requiring the payment of an amount equal to 12 months' compensation, which compensation includes salary, projected bonus, car allowance and an amount equivalent to the premium costs that would otherwise be reasonably payable by Mr. Downing in order for Mr. Downing to obtain benefits substantially similar to the benefit coverage provided under the health and welfare plans currently provided by the Corporation, in connection with any termination of Mr. Downing's employment without cause. Mr. Downing's employment agreement also contains standard non-competition and non-solicitation provisions.

17	CFM Corporation

Steve Haramaras

Mr. Haramaras' employment agreement provides for employment for an indefinite term with the payment of a minimum base salary, which is currently $261,462 per annum and which is reviewed annually by the CCG Committee. Mr. Haramaras is entitled to participate in the Corporation's management incentive plan with a target bonus amount that is currently 40% of his annual base salary, which amount is determined by the CCG Committee on an annual basis in accordance with the terms of the Corporation's management incentive plan and which amount is not guaranteed but is dependent on the profit of the Corporation and the success of Mr. Haramaras as determined by the CCG Committee in its sole discretion. Mr. Haramaras is also entitled to participate in the Corporation's profit sharing and savings plan, employee share purchase plan and stock option plan. Mr. Haramaras' employment agreement provides that in each year of the term of his employment agreement, he shall be granted options to purchase shares of the Corporation having a value equal to 30% of his annual base salary using the Black-Scholes valuation method. Mr. Haramaras' employment agreement includes provisions requiring the payment of an amount equal to 12 months' compensation, which compensation includes salary, projected bonus, car allowance and an amount equivalent to the premium costs that would otherwise be reasonably payable by Mr. Haramaras in order for Mr. Haramaras to obtain benefits substantially similar to the benefit coverage provided under the health and welfare plans currently provided by the Corporation, in connection with any termination of Mr. Haramaras' employment without cause. Mr. Haramaras' employment agreement also contains standard non-competition and non-solicitation provisions.

Change of Control Agreements

The Corporation has entered into agreements with the Named Executive Officers which provide for the payment of certain cash benefits in the event of a change of control of the Corporation and the involuntary termination or constructive dismissal of one of these executive officers within two years of the effective date of such change of control. In the case of Mr. Adamson, such benefits include the lump sum payment of (i) 36 months' worth of base salary and other compensation, (ii) the amount of Mr. Adamson's target management incentive award for three years, and (iii) an amount equal to the value of the most recent stock options granted to Mr. Adamson prior to the change in control multiplied by three. In addition to being payable in the event of Mr. Adamson's involuntary termination or constructive dismissal within two years of a change of control, these benefits are also payable if Mr. Adamson resigns his employment during the thirteenth month following a change of control. In the case of the Named Executive Officers, other than Mr. Adamson, the benefits payable include the lump sum payment of (i) 30 months' worth of base salary and other compensation, (ii) an amount equal to the target management incentive award then in effect for the applicable executive multiplied by 2.5, and (iii) an amount equal to the value of the most recent stock options granted to the applicable executive prior to the change of control multiplied by 2.5. The entitlement of each of the Named Executive Officers under these agreements is consideration for a non-competition covenant in favour of the Corporation for a period of one year following their involuntary termination or constructive dismissal, or resignation in the circumstances described above in the case of Mr. Adamson, following a change of control. In addition, each of these agreements provides that in the event of an involuntary termination or constructive dismissal, or resignation in the circumstances described above in the case of Mr. Adamson, within two years following a change of control, all unvested stock options of the Corporation or its successor then held by each executive will become vested and fully exercisable.

Composition of the Compensation and Corporate Governance Committee

The following served as members of the Compensation and Corporate Governance Committee during the fiscal year ended September 27, 2003: Mr. William Cullens, Mr. William Corbett, Mr. Carlo De Pellegrin, Mr. Paul Houston and Ms. Sheila O'Brien. Ms. Sheila O'Brien resigned as a director of the Corporation on February 26, 2003 and Mr. Paul Houston was appointed to the CCG Committee on such date. The following are the current members of the CCG Committee: Mr. William S. Cullens (Chairman), Mr. William A. Corbett, Mr. Carlo De Pellegrin and Mr. Paul Houston. All committee members are independent, non-employee directors of the Corporation.
18	CFM Corporation

Report on Executive Compensation

A copy of the CCG Committee's Charter is attached as Schedule 2 to this Circular. The CCG Committee's specific responsibilities pertaining to compensation include:

  Approving and overseeing the total compensation package for the Corporation's executives including, among other things, their base salaries, annual incentives, deferred compensation, stock options and other equity-based compensation, incentive compensation, special benefits, perquisites, and incidental benefits. The CCG Committee is responsible for making all determinations and taking any actions that are reasonably appropriate or necessary in the course of establishing the compensation of the Corporation's executives.

  Reviewing and approving corporate goals and objectives relevant to the compensation of the Corporation's CEO, evaluating the performance level of the Corporation's CEO based on this evaluation and setting the compensation level of the Corporation's CEO based on this evaluation. In determining the long-term incentive component of the Corporation's CEO's compensation, the CCG Committee considers, among other things, the Corporation's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the Corporation's CEO in past years.

  Reviewing the results of, and procedures for, the evaluation of the performance of other executive officers by the Corporation's CEO.

  Reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements that the Corporation establishes for, or makes available to, its directors and employees, the appropriateness of the allocation of benefits under the plans and the extent to which the plans are meeting their intended objectives and, where appropriate, recommending that the Board modify any such plan that yields payments and benefits that are not reasonably related to employee performance.

  Reviewing and making recommendations to the Board regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for the Corporation's executives. The CCG Committee periodically evaluates existing agreements with the Corporation's executives for continuing appropriateness.

  Adopting and periodically reviewing a comprehensive statement of executive compensation philosophy, strategy and principles that has the support of management and the Board, and administering the Corporation's compensation program fairly and consistently in accordance with these principles.

  Selecting a peer group of companies that is used for purposes of determining competitive compensation packages.

The CCG Committee believes that the Corporation's overall compensation should enable the Corporation to attract and retain qualified and experienced senior management, who are motivated to achieve the Corporation's business plans, strategies and goals. The CCG Committee's general compensation philosophy is that the compensation of its executive officers (including the Named Executive Officers) should be in the 50th percentile (in respect of base salary), the 75th percentile (in respect of bonus incentives) and the 75th percentile (in respect of the value of annual stock option grants or other stock incentives), all in comparison to an appropriate peer group.
19	CFM Corporation

Individual executive compensation includes base salary, an annual bonus, subject to the provisions of the Corporation's management incentive plan, and stock option components. Each component has a specific role with respect to supporting the concept of pay for performance and is structured to reinforce specific job and organizational requirements. Compensation guidelines with respect to these three components are established for particular positions based on job responsibilities and a periodic review of compensation practices for comparable positions at comparable companies. The compensation of the Chief Executive Officer and the other Named Executive Officers is provided for in their respective employment agreements, with any increases in base salary determined annually by the CCG Committee.

The base salary component forms approximately 30% to 35% of an executive officer's total compensation. A Named Executive Officer's base salary is intended to remunerate the Named Executive Officer for discharging job responsibilities and reflects the executive's performance over time. Individual salary adjustments take into account performance contributions.

The bonus component forms approximately 15% to 20% of an executive's total compensation and is calculated according to the specific level of responsibility of the particular executive officer and/or in accordance with the terms of their employment agreements, subject to the provisions of the Corporation's management incentive plan. Bonus awards recognize and reward accomplishments in a given year measured against specific personal achievements and quantitative goals of the Corporation, including, in particular, earnings per share. Participants in the Corporation's management incentive plan are required to designate personal measurable objectives for each financial year and to consider carefully the alignment of these objectives with the Corporation's business plan and strategic intent. The designation of these objectives is intended to create strong alignment across the management group with the direction of the Corporation. The management incentive plan has two components, personal performance objectives and corporate performance objectives, each carrying a weight of 50% of the total possible bonus entitlement. Under the personal objectives, each participant must achieve a minimum of five personal performance objectives. The objectives must be specific, measurable, agreed-upon by the participant and their immediate supervisor, realistic and indicate a timeframe in which the objective must be achieved.

At its meeting on November 25, 2003, the CCG Committee determined that the Corporation did not meet its earnings per share target of $1.25 for the fiscal year ended September 27, 2003 and therefore, the CCG Committee did not authorize the payment under the management incentive plan of any bonus with respect to the corporate performance objectives. The CCG Committee authorized the payment of a bonus within a range of 75% to 85% of the personal performance portion to the Named Executive Officers, which percentage was dependent upon the performance of each Named Executive Officer, as determined in accordance with such plan; however, Mr. Proudfoot's bonus was previously agreed pursuant to his employment agreement and reflects both the fact that he did not participate in the determination of the above-noted earnings per share target and the fact that he did not have an adequate opportunity to affect the Corporation's performance given his short tenure with the Corporation during the fiscal year.

Annual grants of stock options are targeted to form approximately 50% of the executive officers' total compensation and are granted according to the specific level of responsibility of the particular executive officer and/or in accordance with the terms of an executive officer's employment agreement, subject to the terms of the Corporation's stock option plan. The number of outstanding options is considered by the Corporation when determining the number of new options to be granted in any particular year due to the limited number of options which are currently available for grant under the stock option plan. Grants under the Corporation's stock option plan are intended to provide long-term rewards linked directly to the market value performance of the Corporation's common shares. The grant of stock options effectively integrates the long-term interests of critical employees of the Corporation with those of its shareholders. The stock option plan reinforces an ownership perspective and encourages the loyalty of key executives. Approximately one million options were historically
20	CFM Corporation

granted each year; however, there are currently only approximately 735,000 shares reserved for issuance in connection with future grants of options. Accordingly, in the future, the Corporation may be forced to grant fewer options to its Named Executive Officers, seek approval from the Corporation's shareholders to increase the number of Common Shares reserved for issue pursuant to the stock option plan, or find an alternative form of incentive. The CCG Committee is currently investigating alternative forms of incentives and may not grant any further options should an acceptable alternative be found.

The total compensation packages for the Corporation's executive officers are reviewed annually. In fiscal 2001, the CCG Committee retained an independent compensation consultant to assist in the determination of appropriate compensation for its senior officers. The CCG Committee sought advice on the appropriate level of base salary, options, bonus, retirement vehicles, benefits and other incentive plans. After such review, it was determined that the Corporation's level of overall compensation for its executive officers was competitive compared to the peer group of companies. The peer group of companies consisted of 24 Canadian public companies with annual sales in the $750 million to $1.2billion range. This study demonstrated that the base salary component for the Corporation's senior officers was in the 50th percentile of the selected peer group, the bonus component was in the 90th percentile and the stock option component was in the 90th percentile, of the selected peer group of companies.

In fiscal 2003, the CCG Committee retained an independent compensation consultant to assist in updating the peer group and the peer group information and in the determination of whether or not the compensation of its senior officers was still competitive, compared to the updated peer group of companies. The comparator group used in the fiscal 2003 study consisted of 15 publicly traded Canadian companies. The compensation compared included base salary, annual bonus, actual total cash compensation, economic value of long-term incentive plans and actual net total compensation. While the CCG Committee has not completed its evaluation of executive compensation with respect to incentives, it was determined that the base salaries for the Corporation's Named Executive Officers be increased by a range of 2% to 3%, depending on performance, for fiscal 2004.

CEO's Compensation

The CEO's total compensation package is reviewed annually as part of the CCG Committee's overall evaluation of the compensation of the executive officers of the Corporation compared to a peer group of companies. The CEO has a written position description, which is set out below, and is required to meet the corporate objectives and goals contained in the applicable year's business plan. The CEO's compensation is determined in a similar manner as the other Named Executive Officers, as described above; however, the performance review of the CEO is completed separately with the CCG Committee and the Board. The Lead Director then discusses the results of such review with the CEO. Upon completion of the CEO's review for fiscal 2003, the CCG Committee and the Board determined that the CEO's base salary be increased by 3% and the CEO be paid 85% of the personal performance portion of the bonus under the Management Incentive Plan.

CEO Position Summary

The CEO manages and directs the organization toward its primary objectives, based on profit and return on capital, by performing the following duties personally or through subordinate managers.

The duties and responsibilities of the CEO (which duties are performed personally or through subordinate managers) include, but are not limited to, the following:

  The ongoing development of the Corporation's vision and long-term strategic planning;

  Planning and defining the Corporation's culture and providing people and team leadership;
21	CFM Corporation

Establishing and maintaining an effective system of communications throughout the organization and with the Board of Directors;

Establishing current and long-range goals, objectives, plans and policies, subject to approval by the Board of Directors;

Overseeing the adequacy and soundness of the organization's financial structure;

Reviewing operating results of the organization, comparing them to established objectives, and taking steps to ensure that appropriate measures are taken to correct unsatisfactory results;

Planning and directing all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets, with approval of the Board of Directors, provided that the CEO has the authority to enter into any arrangements in respect of the acquisition or disposition of assets or investments with a value of up to US$10 million;

Meeting with the organization's other executives to ensure that operations are being executed in accordance with the organization's policies;

Dispensing advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval;

Planning and coordinating the operations of the organization through the organization's managers; and

Representing the organization with major customers, suppliers, shareholders, the financial community, and the public.

Presented by the Compensation and Corporate Governance Committee:

William S. Cullens (Chairman)
William A. Corbett
Carlo De Pellegrin
Paul Houston
22	CFM Corporation

Performance Graph

The following graph compares the Corporation's cumulative total shareholder return, (assuming an investment of $100, purchased on September 30, 1998), on the Common Shares during the period September 30, 1998 to September 27, 2003, with the cumulative return of the Toronto Stock Exchange's (the "TSX") S&P/TSX Index, formerly the TSE 300 Index, and the TSX Industrials Index, formerly the TSX Industrial Products Index over the same period.

The Corporation intends to abandon the comparison between the Corporation's cumulative total shareholder return to the TSX Industrials Index. The Corporation historically provided the comparison with the TSX Industrials Index as the Corporation was historically included in that index. Recently, however, the Corporation has been moved into the TSX Consumer Discretionary Index and, therefore, the comparison to the TSX Industrials index is no longer applicable. Accordingly, while a comparison of the Corporation's cumulative total shareholder return to that of the TSX Industrials Index is included in the graph below, such comparison will not be provided in respect of future fiscal years.

Compensation of Directors

During the fiscal year ended September 27, 2003, directors' fees were paid to each of the directors of the Corporation, other than Mr. Adamson (who is also an executive officer of the Corporation) and Mr. Keane (who was also an executive officer of the Corporation until June 27, 2003), on the basis of $15,000 per annum payable in quarterly installments and $1,500 per annum payable in quarterly installments to each member of each committee, together with $1,000 for each meeting of the Board of Directors, or a committee thereof, attended. Each outside director acting as a committee chairman received $3,000 per annum payable in quarterly installments in addition to their regular compensation and the Lead Director was paid an annual retainer of $1,500. Historically, in addition to the cash compensation paid to each director, each director was granted certain options to purchase Common Shares at a specified exercise price. During fiscal 2003, the CCG Committee and the Board discontinued granting options to the directors of the Corporation.

During the period June 27, 2003 to September 27, 2003, the Corporation paid $29,400 to Mr. Keane for certain consulting services.
23	CFM Corporation

The Corporation has a policy which requires each director to own a number of shares of the Corporation that is equivalent to at least three years' annual retainer fees within five years of a director's first election or appointment to the Board. Directors are required to maintain this minimum level of share ownership during their Board tenure.

Directors' and Officers' Insurance

The Corporation has purchased a policy of insurance for the benefit of its directors and officers, and the directors and officers of its subsidiaries, against liability incurred by them in the performance of their duties as directors and officers of the Corporation, or its subsidiaries, as the case may be. The amount of the premium paid in respect of this policy for the financial year ended September 27, 2003 was US$58,650. The policy does not specify that any part of the premium is paid in respect of either directors as a group or officers as a group. The entire premium is paid by the Corporation. The current annual policy limit is US$25 million subject to a deductible of US$50,000 per occurrence or US$100,000 per employment practice liability claim.

Normal Course Issuer Bid

On October 9, 2002, the Corporation filed a Notice of Intention to commence a normal course issuer bid with the TSX so as to permit purchases of Common Shares through the facilities of the TSX during the following 12 months. As of October 8, 2003, the expiry of the normal course issuer bid, the Corporation had purchased a total of 685,600 Common Shares at a simple average price of $11.71.

Statement of Corporate Governance Practices

The Board of Directors has adopted certain corporate governance policies to reflect the Corporation's commitment to good corporate governance, and to comply with the TSX's corporate governance guidelines and other legal requirements. The CCG Committee periodically reviews these policies and proposes modifications to the Board for consideration as appropriate.

Under the rules of the TSX, the Corporation is required to disclose information relating to its system of corporate governance with reference to the TSX's corporate governance guidelines. The Corporation's disclosure relating to its corporate governance practices is set out in tabular form in Schedule 4 to this circular. This disclosure statement has been prepared by the CCG Committee and has been approved by the Corporation's Board of Directors. The Corporation complies with each one of the TSX's corporate governance guidelines.

In accordance with the Corporation's Corporate Governance Policy, directors must inform the Chairman of the CCG Committee prior to accepting an invitation to serve on another public company board. In addition, no director is permitted to serve on more than eight other for-profit company boards; the Chief Executive Officer is not permitted to serve on more than three other for-profit company boards; and no more than two directors may serve together on the board of another company.

Appointment and Remuneration of Auditors

The Corporation proposes that Ernst & Young LLP, Chartered Accountants, of Toronto, Ontario, be re-appointed as auditors of the Corporation to hold office until the next annual meeting of the shareholders and proposes that the directors of the Corporation be authorized to fix the remuneration of such auditors. Ernst & Young LLP have been the auditors of the Corporation since January 31, 1994.

As at the date of this Circular, fees were paid to the auditors in the amount of Cdn.$852,002 for audit and audit-related services. In addition, the auditors were retained for certain other services not related to the audit and were paid Cdn.$1,147,188 for such services.
24	CFM Corporation

The Audit Committee has in place a policy with respect to the pre-approval of any audit and non-audit services performed by the independent auditor. In accordance with such policy, before the Corporation's independent auditor can be engaged to provide any audit or permissible non-audit services, the engagement must be either specifically pre-approved by the Audit Committee or entered into pursuant to the Audit Committee's pre-approval policy, which provides general approval for certain audit, audit-related, tax and other services within specific ranges of fees on an annual basis. The Corporation's auditors are not permitted to perform any prohibited non-audit services for the Corporation. The following constitute prohibited non-audit services: (i) bookkeeping or other services related to the accounting records or financial statements of the Corporation; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing activities; (vi) management functions; (vii) human resources; (viii) broker-dealer, investment adviser or investment banking services; (ix) legal services; and (x) expert services unrelated to the audit.

Unless authority to do so is withheld, proxies given pursuant to this solicitation by management of the Corporation will be voted in favour of the reappointment of Messrs. Ernst & Young LLP, as auditors of the corporation to hold office until the next annual meeting of shareholders and the authorization of the directors to fix the auditors' remuneration.

Additional Information

Copies of the Corporation's Annual Information Form, Annual Report and interim quarterly reports may be obtained, without charge, by writing to the Corporate Secretary of the Corporation, at its head office. Additional copies of this Circular are also available upon request.

Other Matters Which May Come Before the Meeting

Management of the Corporation knows of no matters to come before the Meeting other than as set forth in the Notice and as described in this Circular. However, if other matters which are not now known to management on the date hereof should properly come before the Meeting, the accompanying proxy will be voted on such matters in accordance with the best judgment of the persons voting all proxies returned.

The undersigned hereby certifies that the contents and the mailing of this Circular have been approved by the Board of Directors.

Dated at Mississauga this 31st day of December, 2003.

By order of the Board

SONYA STARK

Sonya Stark
Director, Legal Affairs, Investor Relations
and Corporate Secretary
25	CFM Corporation

SCHEDULE 1

Audit Committee Charter
1.1	The Audit Committee (the "Committee") is established by the Board of Directors (the "Board") of CFM Corporation (the "Company") for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

The Committee is responsible for assisting the Board's oversight of:

	1.1.1	the independent auditor's qualifications and independence;

	1.1.2	the performance of the Company's internal audit function and independent auditors;

	1.1.3	the quality and integrity of the Company's financial statements and related disclosure; and

	1.1.4	the Company's compliance with legal and regulatory requirements.

2.0	COMPOSITION

2.1	Members

	2.1.1	The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members.

	2.1.2	The Board shall appoint members of the Committee annually.

2.2	Qualifications

	2.2.1	Each member of the Committee shall be an "unrelated" director within the meaning of the applicable Toronto Stock Exchange ("TSX") guidelines.

	2.2.2	Each member of the Committee shall be financially literate, meaning each member must be able to read and understand financial statements, at the time of their appointment.

	2.2.3	At least one member of the Committee shall be an "audit committee financial expert," as determined by the Board. The Committee must disclose in the Annual Information Form the name of the "audit committee financial expert" and whether that person is independent.

2.3	Service on Multiple Committees. The Committee members shall not simultaneously serve on the Committees of more than two other public companies.

2.4	Chair. The Chair of the Committee shall be appointed by the Board.

2.5	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board. Membership on the Committee shall automatically end at such time as the Board determines that a member ceases to be an unrelated director.

26	CFM Corporation

3.0	OPERATIONS

3.1	Meetings. The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least four times per year.

3.2	Executive Sessions. The Committee shall meet separately with management, the Director of Legal Affairs and the independent auditor in periodic executive sessions. The Committee shall also meet separately with the independent auditor at every meeting of the Committee at which the independent auditor is present.

3.3	Agenda. The Chair of the Committee shall develop and set the Committee's agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall be, to the extent practical, communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

3.4	Report to Board. The Committee shall report regularly to the entire Board and shall submit to the Board the minutes of its meetings.

3.5	Self-Evaluation. The Committee shall conduct an annual performance self-evaluation and shall report to the entire Board the results of the self-evaluation.

3.6	Assessment of Charter. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4.0	COMMITTEE AUTHORITY AND RESPONSIBILITIES

4.1	Independent Auditor's Qualifications and Independence

	4.1.1	The Committee shall be directly responsible for the appointment, retention or replacement of the independent auditor.

	4.1.2	The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor, (including resolution of disagreements between management and the auditor regarding financial reporting), employed by the Company to audit its financial statements.

	4.1.3	The independent auditor shall report directly to the Committee.

	4.1.4	The Committee shall review and evaluate the experience, qualifications and performance and independence of the independent auditor.

	4.1.5	The Committee shall have the sole authority to pre-approve:

(a) all auditing services, including all audit engagement fees and terms; and

(b) non-audit services not prohibited by the United States Exchange Act of 1934 (the "Exchange Act"), including certain tax services to be performed by the Company's independent auditor.
27	CFM Corporation

	4.1.6	The Committee shall review with the lead audit partner whether any of the audit partners receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

	4.1.7	The Committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing:

(a) the independent auditor's internal quality-control procedures;

(b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, regulatory or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and

(c) all relationships between the independent auditor and the Company in order to assess the independent auditor's independence.

	4.1.8	The Committee shall ensure a five-year rotation period and a five-year "time-out" period of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and a seven-year mandatory rotation period with a two-year "time-out" period for certain other audit partners depending on the partner's involvement in the audit. In addition, the Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

	4.1.9	The Committee shall recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

	4.1.10	The Committee shall pre-approve the hiring of any employee or former employee of the independent auditor who was a member of the Company's audit team during the preceding two fiscal years. In addition, the Committee shall pre-approve the hiring of any employee or former employee of the independent auditor within the preceding two fiscal years for senior positions within the Company, regardless of whether that person was a member of the Company's audit team.

4.2	Performance of the Audit Functions and Independent Auditors

	4.2.1	The Committee shall discuss with management and advise on the appointment, replacement, reassignment or dismissal of any senior internal auditor, if applicable.

	4.2.2	The Committee shall meet with management and the independent auditor prior to the audit to discuss the scope, planning and staffing of the proposed audit for the current year.

	4.2.3	The Committee shall review and discuss with management and the independent auditor any internal audit department responsibilities, plans, results, budget and staffing, if applicable.

28	CFM Corporation

	4.2.4	The Committee shall review and discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's policies with respect to risk assessment and risk management.

	4.2.5	The Committee shall review with management, any internal auditor and the independent auditor and conduct an annual assessment and a quarterly evaluation of the Company's disclosure controls and procedures and the Company's internal controls over financial reporting and determine if there are any significant deficiencies or weaknesses in the Company's control procedures.

	4.2.6	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

4.3	Financial Statements and Related Disclosure

	4.3.1	The Committee shall review and discuss with management and the independent auditor the Company's annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," before the filing of such statements.

	4.3.2	The Committee shall review and discuss with management and the independent auditor the Company's quarterly financial statements, including the results of the independent auditor's review of the quarterly financial statements, before the filing of such statements.

	4.3.3	The Committee shall review and discuss quarterly reports from the independent auditor on:

(a) all critical accounting policies and practices to be used by the Company in preparing its financial statements;

(b) all material alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

	4.3.4	The Committee shall review and discuss with management earnings press releases with particular attention to the use of "pro forma" or "adjusted" non-GAAP information, before they are issued.

	4.3.5	The Committee shall review and discuss generally with management the nature of the financial information and earnings guidance provided to analysts and rating agencies.

29	CFM Corporation

	4.3.6	The Committee shall review with management, any internal auditor and the independent auditor disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 40-F about the quality, adequacy and effectiveness of the Company's internal controls over financial reporting and any significant deficiencies in the design or operation of internal controls over financial reporting or material weakness therein and any fraud involving management or other employees who have a significant role in the Company's internal controls over financial reporting.

	4.3.7	The Committee shall review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

	4.3.8	The Committee shall discuss with management and the independent auditor any audit problems or difficulties and management's response.

	4.3.9	The Committee shall review and discuss with management and the independent auditor the effectiveness of the Company's disclosure controls and procedures.

	4.3.10	The Committee shall discuss with management and the independent auditor financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls over financial reporting and any special steps adopted in light of material control deficiencies.

	4.3.11	The Committee shall review with management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company's financial statements.

4.4	Compliance with Legal and Regulatory Requirements

	4.4.1	The Committee shall discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company.

	4.4.2	The Committee shall establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law; and

(b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.
30	CFM Corporation

5.0	GENERAL

5.1	The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function.

5.2	The Committee has the power to delegate its authority and duties to a subcommittee or individual members of the Committee, as it deems appropriate, provided that the subcommittee is composed entirely of unrelated directors.

5.3	In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities and personnel.

5.4	The Committee may retain, and determine the fees of, independent counsel and other advisors, in its sole discretion.

6.0	CLARIFICATION OF AUDIT COMMITTEE'S ROLE

6.1	The Committee's responsibility is one of oversight. It is the responsibility of the Company's management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company's independent auditor to audit those financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

31	CFM Corporation

SCHEDULE 2
Compensation and Corporate Governance Committee Charter
1.0	PURPOSE

1.1	The Compensation and Corporate Governance Committee (the "Committee") is established by the Board of Directors (the "Board") of CFM Corporation (the "Company") for the following purposes:

	1.1.1	assisting the Board by actively identifying and selecting individuals qualified to become Board members;

	1.1.2	recommending to the Board the director nominees for election at the next annual meeting of shareholders;

	1.1.3	monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

	1.1.4	leading the Board and each committee of the Board in its annual performance self-evaluation;

	1.1.5	overseeing compliance with the Company's Code of Business Conduct and Ethics;

	1.1.6	developing and recommending to the Board and administering the corporate governance procedures and policies of the Company;

	1.1.7	evaluating and making recommendations to the Board regarding compensation of the Company's directors and officers; and

	1.1.8	evaluating and making recommendations to the Board regarding equity-based and incentive compensation plans, policies and programs of the Company.

2.0	COMPOSITION

2.1	Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. The Board shall appoint the members of the Committee annually upon the recommendation of the Committee.

2.2	Qualifications. Each member of the Committee shall be an unrelated director within the meaning of the applicable Toronto Stock Exchange ("TSX") guidelines.

2.3	Chair.	The Board shall appoint the Chair of the Committee.

2.4	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board. Membership on the Committee shall automatically end at such time as the Board determines that a member ceases to be an unrelated director.

32	CFM Corporation

3.0	OPERATIONS

3.1	Meetings. The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings, provided that the Committee will meet at least four times per year.

3.2	Agenda. The Chair of the Committee shall develop and set the Committee's agenda, in consultation with the other members of the Committee. Each member of the Board is free to suggest the inclusion of items on the agenda. The agenda and information concerning the business to be conducted at each Committee meeting shall be distributed to the members of the Committee in advance of each meeting to permit meaningful review.

3.3	Report to Board. The Committee shall report periodically, but not less than once annually, to the entire Board and shall submit to the Board the minutes of its meetings.

3.4	Self-Evaluation. The Committee shall conduct an annual performance self-evaluation and shall report to the entire Board the results of the self-evaluation.

3.5	Assessment of Charter. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4.0	AUTHORITY AND DUTIES

4.1	The Committee may retain any search firm or advisor it deems appropriate to identify director candidates. The Committee shall have sole authority to retain and terminate such search firm or advisors and to review and approve such search firm or advisor's fees and other retention terms.

4.2	The Committee shall identify and recommend to the Board nominees for election or re- election to the Board, or for appointment to fill any vacancy that is anticipated or has arisen on the Board, in accordance with the criteria, policies and principles set out in the Company's corporate governance policies and procedures and this Charter. The Committee shall report to the Board periodically on the status of these efforts. The Committee shall review candidates for the Board recommended by shareholders. The Chair of the Committee, together with the Chair of the Board and the entire Board shall extend invitations to join the Board to the selected candidates.

4.3	The Committee shall review with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, diversity, age, skills, experience and availability of service of its members and of anticipated needs. The Committee shall establish and review with the Board the appropriate skills and characteristics required of Board members.

4.4	The Committee shall, upon a significant change in a director's principal occupation, review, as appropriate and in light of the then current Board policies, the continued Board membership of such director.

4.5	The Committee shall advise the Board periodically with respect to significant developments in the law and practice of corporate governance and make recommendations to the Board on all matters of corporate governance and on any corrective action to be taken, as the Committee may deem appropriate.

33	CFM Corporation

4.6	The Committee shall establish criteria and processes for, and lead the Board and each committee of the Board in, its annual performance evaluation. Each performance evaluation will be discussed with the full Board following the end of each fiscal year. Each performance evaluation will focus on the contribution to the Company by the Board and each committee, and will specifically focus on areas in which a better contribution could be made.

4.7	The Committee shall monitor compliance with the Company's Code of Business Conduct and Ethics, including reviewing with the Director of Legal Affairs the adequacy and effectiveness of the Company's procedures to ensure proper compliance. The Committee shall also recommend amendments to the Company's Code of Business Conduct and Ethics to the Board as the Committee may deem appropriate.

4.8	The Committee shall approve and oversee the total compensation package for the Company's executives including, without limitation, their base salaries, annual incentives, deferred compensation, stock options and other equity-based compensation, incentive compensation, special benefits, perquisites, and incidental benefits. The Committee shall make all determinations and take any actions that are reasonably appropriate or necessary in the course of establishing the compensation of the Company's executives.

4.9	The Committee shall review and make recommendations to the Board with respect to the compensation of the Company's directors, including, without limitation, equity and equity-based compensation.

4.10	The Committee shall review and approve corporate goals and objectives relevant to the compensation of the Company's CEO, evaluate the performance of the Company's CEO in light of those goals and objectives, and set the compensation level of the Company's CEO based on this evaluation. In determining the long-term incentive component of the Company's CEO's compensation, the Committee shall consider, without limitation, the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company's CEO in past years.

4.11	The Committee shall review the results of and procedures for the evaluation of the performance of other executive officers by the Company's CEO.

4.12	The Committee shall review periodically and make recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements that the Company establishes for, or makes available to, its directors and employees (collectively, the "Plans"), the appropriateness of the allocation of benefits under the Plans and the extent to which the Plans are meeting their intended objectives and, where appropriate, recommend that the Board modify any Plan that yields payments and benefits that are not reasonably related to employee performance.

4.13	The Committee shall administer the Plans in accordance with their terms, construe all terms, provisions, conditions and limitations of the Plans and make factual determinations required for the administration of the Plans.

4.14	The Committee shall review and make recommendations to the Board regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for the Company's executives. The Committee shall periodically evaluate existing agreements with the Company's executives for continuing appropriateness.

34	CFM Corporation

4.15	The Committee shall adopt and periodically review a comprehensive statement of executive compensation philosophy, strategy and principles that has the support of management and the Board, and administer the Company's compensation program fairly and consistently in accordance with these principles.

4.16	The Committee shall prepare an annual Compensation Committee Report on the Company's executive compensation policies and programs and the relationship of corporate performance to executive compensation, including the factors and criteria on which the CEO's compensation for the previous fiscal year was based and the relationship of the Company's performance to the CEO's compensation, for inclusion in the Company's Management Information Circular.

4.17	The Committee shall select peer groups of companies that shall be used for purposes of determining competitive compensation packages.

5.0	GENERAL

5.1	The foregoing list of duties is not intended to be exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

5.2	The Committee has the power to delegate its authority and duties to a subcommittee, as it deems appropriate, provided that the subcommittee is composed entirely of independent directors, or to an individual member of the Committee.

5.3	The Committee may retain, and determine the fees of, independent counsel and other advisors, in its sole discretion. The Committee shall also have the power to retain compensation consultants having special competence to assist the Committee in evaluating director and executive compensation. The Committee shall have the sole authority to retain and terminate the counsels, consultants or advisors and to review and approve the counsels', consultants' or advisors' fees and other retention terms.

35	CFM Corporation

SCHEDULE 3

Lead Director

Selection

The Lead Director will be appointed by the Board of Directors on an annual basis.

Responsibilities

The Lead Director is an outside and unrelated director who is designated by the Board to lead the board to fulfill its duties effectively, efficiently and independent of Management. Specifically, the Lead Director is responsible for certain functions as follows:

1. Enhance Board Effectiveness

  Ensure responsibilities of the Board are understood by the Board and Management.
  Ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements.

  Ensure a process is in place to monitor legislation and best practices which reflect the responsibilities of the Board, to assess the effectiveness of the Board, committees, and individual directors on a regular basis.

2. Manage the Board

  Provide input to Chairman on preparation of agendas for Board meetings.
  Consult with the Chairman and the Board on the effectiveness of Board committees.
  Ensure that independent directors have adequate opportunities to meet to discuss issues without Management present.
  Chair Board meetings when the Chairman is not in attendance.
  Ensure delegated committee functions are carried out and reported to the Board (e.g. CEO performance assessment, CEO and Board succession planning, and strategic planning).

3. Liaison between Board and Management

  Communicate to Management as appropriate the results of private discussions among outside directors.
  Assist the CEO as appropriate.
36	CFM Corporation

SCHEDULE 4

Compliance by CFM Corporation with TSX Corporate Governance Guidelines

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

1.	The board of directors of every	Yes	• The Board of Directors has adopted a formal mandate
	corporation should explicitly assume		pursuant to which it has expressly assumed
	responsibility for the stewardship of the		responsibility for the stewardship of the Corporation as
	corporation and, as part of the overall		well as responsibility for the matters outlined in
	stewardship responsibility, should		paragraphs (a) to (e) of the first guideline.
assume responsibility for the following
	matters:		• The Board of Directors specifically reviews strategic
planning on an ongoing basis as part of the approval
	(a) adoption of a strategic planning		process relating to the Corporation's annual business
	process;		plan. The Board of Directors has also put in place a
Business Development Committee which actively
reviews the Corporation's strategy as part of its
activities.

	(b) the identification of the principal	Yes	• The Board of Directors has specifically identified the
	risks of the corporation's business		principal risks facing the Corporation and receives an
	and ensuring the implementation		integrated briefing from management on the systems in
	of appropriate systems to manage		place to manage these risks on an annual basis.
these risks;
• The Board of Directors receives an integrated health,
safety and environmental report on a quarterly basis.

• The Charter of the Audit Committee provides that the
Audit Committee is responsible for reviewing and
discussing with management the Corporation's major
financial risk exposures and the steps management
has taken to monitor and control such exposures,
including the Corporation's policies with respect to
risk assessment and risk management. The Audit
Committee reviews such risks with management on
a regular basis.

	(c) succession planning, including	Yes	• The Board of Directors is specifically responsible for
	appointing, training and monitoring		recruiting, training, monitoring and succession planning
	senior management;		for senior management.

• In accordance with its Charter, the CCG Committee is
responsible for reviewing and making recommendations
to the Board regarding all new employment, consulting,
retirement and severance agreements and
arrangements proposed to the Corporation's executives.
The CCG Committee must periodically evaluate existing
agreements with the Corporation's executives for
continuing appropriateness.
37	CFM Corporation

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

1. Continued		• In accordance with its Charter, the CCG Committee is
responsible for monitoring compliance with the
Corporation's Code of Business Conduct and Ethics. The
CCG Committee is also responsible for reviewing and
approving corporate goals and objectives relevant to the
compensation of the Corporation's CEO, evaluating the
performance of the Corporation's CEO in light of those
goals and objectives and setting the compensation level
of the Corporation's CEO based on this evaluation. The
CCG Committee is also responsible for reviewing the
results of and procedures for evaluating the
performance of other executive officers by the
Corporation's CEO.

(d) a communications policy for	Yes	• The Board of Directors has implemented systems
the corporation;		governing the communications between the
Corporation, its shareholders and the public. These
systems are embodied in formal policies that have
been approved by the Board.

• The Board of Directors reviews in advance all press
releases that disclose financial results. Other statutory
disclosure documents required to be prepared by the
Corporation, such as its annual management
information circular and annual information form, are
reviewed and, where required, approved by the Board.

• The Corporation's disclosure and communications
policies provide for open, accessible, non-selective
and timely exchange of material information with all
shareholders with respect to the business, activities
and financial results of the Corporation, subject to all
applicable legal requirements. All publicly disseminated
information is released through news wire services of
broad circulation and is posted on the Corporation's
website. Conference calls and live webcasts are held
to report on quarterly and annual earnings and major
corporate developments so that the information will be
accessible simultaneously to all interested parties.
Questions or comments from shareholders can be made
at any time by calling or writing to the Corporate
Secretary at the Corporation's head office in
Mississauga, Ontario.

• The Corporation's disclosure and communications
policies govern the Corporation's interaction with
analysts and the public, contain measures designed to
avoid selective disclosure and are reviewed annually.
38	CFM Corporation

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

	(e) the integrity of the corporation's	Yes	• The Corporation's internal controls are monitored on a
	internal control and management		regular basis by the Audit Committee. In accordance
	information systems.		with its Charter, the Audit Committee is specifically
responsible for assisting the Board's oversight of (i) the
independent auditor's qualifications and independence;
(ii) the performance of the Corporation's independent
auditors; (iii) the quality and integrity of the
Corporation's financial statements and related
disclosure; and (iv) the Corporation's compliance with
legal and regulatory requirements.

• The Board of Directors and the Audit Committee review
all financial statements prior to their release and receive
detailed financial information on a quarterly basis.

• The Board of Directors and the Audit Committee receive
detailed briefings concerning all matters relating to
management information systems and approve all
significant expenditures.

• In accordance with the requirements of the Sarbanes-
Oxley Act of 2002,the Corporation's CEO and CFO are
required to certify the annual financial statements
included with its Form 40F filing with the Securities and
Exchange Commission in the United States. The CEO
and CFO are also required to certify that the Corporation
has in place the necessary internal controls to support
the certification and that such internal controls are
effective. The Corporation has in place certain processes
which enable the CEO and CFO to sign such certifications.
In accordance with its Charter, the Audit Committee is
responsible for ensuring that such controls are effective,
and is responsible for conducting an annual assessment
and quarterly evaluations of the Corporation's disclosure
controls and procedures and the Corporation's internal
controls in order to determine whether or not there are
any significant deficiencies or weaknesses in the
Corporation's controls and procedures.

2.	The board of directors of every	Yes	• The Board of Directors is constituted with a majority of
	corporation should be constituted with a		unrelated directors.
majority of individuals who qualify as
	unrelated directors. An unrelated director		• Colin Adamson is the only director of the Corporation
	is a director who is independent of		who, as an officer of the Corporation, is related.
	management and is free from any		Accordingly,9 out of a total of 10 current directors
	interest and any business or other		are unrelated to the Corporation.
relationship which could, or could
reasonably be perceived to, materially
interfere with the director's ability to act
with a view to the best interests of the
corporation, other than interests and
relationships arising from shareholding.
A related director is a director who is not
an unrelated director.
39	CFM Corporation

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

3.	The board of directors of a corporation	Yes	• In respect of the remaining directors, none of them, nor
	is required to disclose on an annual		their associates, (i) work in the day-to-day operations of
	basis whether the board has a majority		the Corporation; (ii) are party to any material contracts
	of unrelated directors and is required		with the Corporation that could reasonably be perceived
	to disclose the analysis of the		to materially interfere with their ability to act in the best
	application of the principles supporting		interests of the Corporation; or (iii) receive, other than in
	its conclusions.		their capacity as directors, any consulting, advisory or
other compensation fees from the Corporation or any of
its subsidiaries, including fees paid directly or indirectly for services as a consultant, legal or financial advisor.
Accordingly, all of such remaining directors are
unrelated to the Corporation, as listed below:
David Colcleugh - Unrelated
William Corbett - Unrelated
William Cullens - Unrelated
Paul Houston - Unrelated
Patrick Keane - Unrelated
John Mayberry - Unrelated
Bruce Mitchell - Unrelated
Carlo De Pellegrin - Unrelated
Heinz Rieger - Unrelated

• Mr. Keane was an officer of the Corporation until
June27,2003 but no longer serves in such capacity.
During the period commencing June 27,2003 to
September 27,2003,Mr. Keane received $29,400 for
certain consulting services; however, Mr. Keane is no
longer providing consulting services to the Corporation
nor is he receiving any remuneration in relation thereto.
The Corporation and Mr. Keane are currently in the
process of settling certain indemnities that were given
by Mr. Keane to the Corporation under the share
purchase agreement relating to the Corporation's
purchase of Keanall Holdings Inc. These indemnities do
not currently involve amounts which are material to
either Mr. Keane or the Corporation and, therefore, the
Board does not believe that the fact that such
obligations are outstanding interferes with Mr. Keane's
ability to act in the best interests of the Corporation.

4.	The board of directors of every	Yes	• In accordance with its Charter, the CCG Committee is
	corporation should appoint a committee		responsible for identifying and recommending to the
	of directors composed exclusively		Board individuals qualified to become Board members
	of outside, i.e. non-management,		and recommending to the Board the nominees for
	directors, a majority of whom are		election as directors at the next annual meeting
	unrelated directors, with the		of shareholders.
responsibility for proposing to the
	full board new nominees to the board		• Under its Charter, the CCG Committee is responsible for
	and for assessing directors on an		leading the Board of Directors and each committee
	ongoing basis.		thereof in an annual performance evaluation, which
performance evaluation must focus on the contribution
to the Corporation by the Board of Directors and
each committee.

• All members of the CCG Committee are not members
of management and all members are unrelated.
40	CFM Corporation

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

5.	Every board of directors should	Yes	• The Corporation's Corporate Governance Policies require
	implement a process to be carried out		that the CCG Committee be responsible for conducting
	by the nominating committee or other		an annual evaluation of the Board, of each individual
	appropriate committee for assessing		director and of each committee to determine whether
	the effectiveness of the Board as a		each of them is functioning effectively.
whole, the committees of the Board and
	the contribution of individual directors.		• Each member of the Board completes a comprehensive
evaluation questionnaire which includes a full Board
evaluation, committee evaluation, individual/peer
evaluation, and self evaluation. Each such evaluation
measures performance against defined criteria
established by the CCG Committee, including criteria
defined in the Board and committee charters. The
completed questionnaires are returned to an
independent consultant to compile and report on the
results. The consultant provides his/her report to the
Chairman of the CCG Committee to review and discuss
with the Board and each director, as appropriate.

• The CCG Committee's Charter requires that the CCG
Committee be responsible for leading the Board and
each committee of the Board in an annual performance
self-evaluation, reviewing with the Board, on an annual
basis, the current composition of the Board in light of
the characteristics of independence, diversity, age,
skills, experience and availability of service of its
members and of anticipated needs, and reviewing with
the Board the appropriate skills and characteristics
required of Board members.

6.	Every corporation, as an integral	Yes	• In accordance with the Corporation's Corporate
	element of the process for appointing		Governance Policies, all new directors must be provided
	new directors, should provide an		with the Corporation's Corporate Governance Policies
	orientation and education program for		and participate in the Corporation's orientation
	new recruits to the board.		initiatives as soon as practicable after the annual or
other meeting at which new directors are elected or
appointed. These initiatives may include presentations
by senior management and outside advisors as
appropriate to familiarize new directors with the
Corporation's business, its strategic plans, its significant financial, accounting and risk management issues and
its compliance programs as well as their fiduciary
duties and responsibilities as directors.

• Each new director is provided with copies of the
Corporation's Articles and By-laws, Code of Business
Conduct and Ethics, Corporate Policies, Board and
Committee mandates and charters, the current Business
Plan, and is welcomed by the existing directors of the
Corporation with an outline of:

• The nature of the business of the Corporation;

• Current issues facing the Corporation;
41	CFM Corporation

Compliance
	TSX Corporate Governance Guideline	by CFM	Reasons

6. Continued			• The Corporation's corporate strategy;

• The Corporation's expectations concerning input from
its directors; and

• The general responsibilities of directors.

• In addition, a new director is required to visit some of
the Corporation's facilities and meet with its corporate
officers in order to discuss and better understand the
Corporation's business.

7.	Every board of directors should examine	Yes	• Under its Charter, the CCG Committee is responsible for
	its size and, with a view to determining		reviewing with the Board, on an annual basis, the
	the impact of the number upon		current composition of the Board in light of the
	effectiveness, undertake, where		characteristics of independence, diversity, age, skills,
	appropriate, a program to reduce		experience and availability of service of its members
	the number of directors to a number		and of anticipated needs; and reviewing with the Board
	which facilitates more effective		the appropriate skills and characteristics required of
	decision making.		Board members.

8.	The board of directors should review	Yes	• Under its Charter, the CCG Committee is responsible for
	the adequacy and form of the		evaluating and making recommendations to the Board
	compensation of directors and ensure		regarding compensation of the Corporation's directors,
	the compensation realistically reflects		including, among other things, equity and equity-based
	the responsibilities and risk involved in		compensation.
being an effective director.
• In determining the directors' compensation, the CCG
Committee considers the commitment of time required
to fulfill the directors' duties and responsibilities, the
fees paid to directors at other comparable public
companies, the risks of being a director and the
responsibilities.

9.	Committees of the board of directors	Yes	• The committees of the Board of Directors are composed
	should generally be composed of outside		entirely of unrelated, non-management directors.
directors, a majority of whom are
unrelated directors.
42	CFM Corporation

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

10.Every board of directors should	Yes	• Under its Charter, the CCG Committee is responsible for
expressly assume responsibility for, or		monitoring significant developments in the law and
assign to a committee of directors, the		practice of corporate governance and of the duties and
general responsibility for developing		responsibilities of directors of public companies;
the corporation's approach to		overseeing compliance with the Corporation's Code of
governance issues.		Business Conduct and Ethics; and developing and
recommending to the Board and administering the
corporate governance procedures and policies of
the Corporation.

11.The board of directors, together with	Yes	• The mandate of the Board of Directors is generally to
the CEO, should develop position		oversee the conduct of the Corporation's business and
descriptions for the board and CEO,		to supervise management of the Corporation. In addition
involving the limits to management's		to this general mandate, the Board has expressly
responsibilities. In addition, the board		identified a number of its specific responsibilities
should approve or develop the corporate		as being:
objectives which the CEO is responsible
for meeting.		• Developing, reviewing and, where prudent, modifying
the corporate strategy of the Corporation;

• Identifying and developing a strategy to manage the
principal risks facing the Corporation;

• Recruiting, training, monitoring and succession
planning for senior management;

• Ensuring timely and effective communication between
the Corporation and its shareholders;

• Ensuring the integrity of the internal control systems
and assessment processes for the Corporation, its
directors, management and employees; and

• Developing the Corporation's approach to corporate
governance issues and establishing and implementing
the Corporation's governance system.

• The Board of Directors approves and develops the
Corporation's annual Business Plan, which includes the
approval of corporate objectives, on which all senior
management's incentive compensation is based.

• There are written Corporate Governance Policies
which set out the directors' responsibilities as well as
the committee members' responsibilities.

• There are written Committee Charters which further
detail the responsibilities of members of each
Board committee.
43	CFM Corporation

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

11. Continued		• There is a written position description for the CEO which
has been approved by the CCG Committee and Board
and is reviewed annually. The CEO position description
is set out on pages 21 and 22 of this Circular. The
approved annual Business Plan also constitutes part of
the CEO's annual objectives.

• There is a written position description for the Lead
Director, which is set out in Schedule 3 to this Circular.

• In addition to those matters which must by law or
pursuant to the Articles of the Corporation be approved
by the Board of Directors, management is required to
seek approval in respect of material transactions.
A material transaction includes any transaction which
could materially affect the price of the Corporation's
shares, including a sale or acquisition of assets.
Certain other transactions which may not be material,
such as the granting of options to employees, require
Board ratification.

12.Every board of directors should have in	Yes	• The Board of Directors meets independently of
place appropriate structures and		management for a portion of each meeting.
procedures to ensure that the board can
function independently of management.		• The Board of Directors is currently composed of ten
directors of whom nine are unrelated.

• The Board has also appointed a Lead Director,
Mr. De Pellegrin, to preside at all executive sessions
of the non-management directors.

• To ensure that the Board of Directors functions
independently of management, there are three
committees in place, all of which are comprised of
unrelated directors.

• In appropriate circumstances the outside and unrelated
directors will meet separately from management to
discuss certain issues.

• The Board and each committee have the power to hire
independent legal, financial or other advisors as they
may deem necessary, without consulting or obtaining
the approval of any officer of the Corporation in
advance, subject to the requirement that individual
directors obtain the approval of the CCG Committee
prior to engaging any such advisors.
44	CFM Corporation

Compliance
TSX Corporate Governance Guideline	by CFM	Reasons

13.The audit committee of every board of	Yes	• The Corporation's Audit Committee is composed only of
directors should be composed only		outside, unrelated directors. In accordance with the
of outside directors. The roles and		Audit Committee Charter, each member is financially
responsibilities of the audit committee		literate and one member of the Audit Committee,
should be specifically defined so as to		Mr. De Pellegrin, has been determined by the Board as
provide appropriate guidance to audit		being an audit committee financial expert.
committee members as to their duties.
The audit committee should have		• The roles and responsibilities of the Audit Committee
direct communication channels with		are specifically defined in the Audit Committee's
the internal and external auditors to		Charter, which Charter is included as Schedule 1 to this
discuss and review specific issues as		Circular. The Audit Committee Charter specifically
appropriate. The audit committee duties		defines the purpose, composition, operations, authority
should include oversight responsibility		and responsibilities of the Audit Committee.
for management reporting on internal
control.		• In accordance with its Charter, the Audit Committee is
required to have direct communication channels with
the external auditors to discuss and review specific
issues as appropriate. The Audit Committee Charter
specifically provides that the independent auditor shall
report directly to the Audit Committee and requires that
the Audit Committee be directly responsible for the
oversight of the work of the independent auditor,
including the resolution of disagreements between
management and the auditor regarding financial
reporting matters.

• The Charter specifically includes oversight responsibility for management reporting on internal controls.

14.The board of directors should implement	Yes	• Individual directors may, in appropriate circumstances
a system which enables an individual		and subject to the approval of the CCG Committee,
director to engage an outside advisor		engage independent advisors at the expense of
at the expense of the corporation in		the Corporation.
appropriate circumstances. The
engagement of the outside advisor
should be subject to the approval of an
appropriate committee of the board.
45	CFM Corporation